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SIXTH AMENDMENT TO
PARTICIPATION AGREEMENT

        THIS SIXTH AMENDMENT TO PARTICIPATION AGREEMENT, dated as of April 18, 2002 (this "Amendment"), amends the Participation Agreement, dated as of October 22, 1999, by and among ADC Telecommunications, Inc., a Minnesota corporation ("ADC" or "Lessee"), as Lessee; Lease Plan North America, Inc., not in its individual capacity, except as expressly stated therein, but solely as Agent Lessor for the Participants (the "Agent Lessor"); the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, as amended by (A) the First Amendment to Participation Agreement, dated as of January 29, 2001 (the "First Amendment"), (B) the Second Amendment to Participation Agreement, dated as of August 24, 2001 (the "Second Amendment"), (C) the Third Amendment to the Participation Agreement and Lease, dated as of October 31, 2001 (the "Third Amendment"), (D) the Fourth Amendment to the Participation Agreement and Lease, dated as of December 11, 2001 (the "Fourth Amendment") and (E) the Fifth Amendment to the Participation Agreement and Lease, dated as of December 31, 2001 (the "Fifth Amendment") (as so amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, the "Existing Participation Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in Appendix 1 to the Existing Participation Agreement.

        WHEREAS, the parties hereto have entered into the Existing Participation Agreement and the other Operative Documents to fund the Construction of the Financed Improvements on the Land;

        WHEREAS, prior to the date of this Amendment, the Put Event and Base Term Commencement Date have occurred;

        WHEREAS, the parties hereto desire to amend the Existing Participation Agreement as hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

        SECTION 1.    AMENDMENTS.    Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, the Existing Participation Agreement shall be amended in accordance with Sections 1.1 through 1.12.

          SECTION 1.1    Fees.    Section 4.1(vi) of the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

      "(vi) on the Fifth Amendment Effective Date and on the first day of each fiscal quarter thereafter, if the Preference Expiration Date has not yet occurred, Lessee shall pay on each such date to each Benefited Participant a fee (the "Ticking Fee") equal to the product of (A) the then outstanding Uncollateralized Participant Balance for such Participant and (B) ten (10) basis points; provided, however, that the Ticking Fee otherwise payable on May 1, 2002 shall instead be payable on August 1, 2002 (together with the Ticking Fee payable on August 1, 2002) unless the Preference Expiration Date has occurred, in which case, the Lessee shall be relieved from paying any Ticking Fee otherwise due on May 1, 2002 (and deferred until August 1, 2002), on August 1, 2002, and on any date thereafter. If the Preference Expiration Date occurs, Lessee shall be relieved from paying any additional Ticking Fees with respect to any periods following the Enhancer Collateralization Date; otherwise, the Ticking Fee shall continue to be payable August 1, 2002, and on the first day of each Fiscal Quarter thereafter."

          SECTION 1.2    Fees.    The first paragraph of Section 4.1(vii) of the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

      "(vii) if the Preference Expiration Date has not yet occurred, Lessee shall pay to each Benefited Participant from time to time a facility fee (the "Facility Fee") at a rate per annum equal to the product of (x) 20 basis points (0.20%) per annum and (y) such Benefited Participant's outstanding Participant Balance as of the date such fee is calculated; such Facility Fees being payable to Lessee on each Payment Date; provided, however, that the Facility Fee otherwise payable on a Payment Date immediately following the AEC Collateralization Date (the "AEC Payment Date") shall instead be payable on the AEC Collateralization Date. If the Preference Expiration Date occurs, Lessee shall be relieved from paying any additional Facility Fees with respect to any periods following the AEC Collateralization Date; otherwise, the Facility Fee shall continue to be payable on the first day of each Payment Date following the AEC Collateralization Date."

          SECTION 1.3    Distribution.    Section 5.3 of the Existing Participation Agreement is hereby amended by adding a new clause (h), which shall read as follows:

      "(h) If an Event of Default shall have occurred and be continuing, then any cash held by Agent Lessor constituting Additional Pledged Collateral and all cash proceeds received by Agent Lessor, in respect of any sale of, collection from, or other realization upon, all or any part of the Additional Pledged Collateral shall be distributed by Agent Lessor as promptly as possible in the following order of priority:

      first, to the payment of any reasonable costs or expenses related to the retaking, holding, preparing for sale and selling the Additional Pledged Collateral and reasonable attorney's fees and legal expenses incurred by Agent Lessor in respect thereof payable to Agent Lessor pursuant to this Participation Agreement, the Lease and any other Operative Document;

      second, to the Tranche A2 Participants, on a pro rata basis based on their respective shares of the Tranche A2 Participant Balance, to the Tranche A2 Participants for application to pay in full the aggregate amount of the Tranche A2 Obligations then outstanding, and then, on a pro rata basis based on their respective shares of the Tranche A3 Participant Balance, to the Tranche A3 Participants for application to pay in full the aggregate amount of the Tranche A3 Obligations then outstanding;

      third, to the Tranche B Participants, on a pro rata basis based on their respective shares of the Tranche B Participant Balance, to the Tranche B Participants for application to pay in full the aggregate amount of the Tranche B Obligations then outstanding;

      fourth, to the Tranche C Equity Participants on a pro rata basis based on their respective shares of the Tranche C Equity Participant Balance, to the Tranche C Equity Participants for application to pay in full the aggregate amount of the Tranche C Equity Obligations then outstanding;

      fifth, to the payment of all other reasonable costs and expenses payable to Agent Lessor pursuant to this Participation Agreement, the Lease and any other Operative Document; and

      sixth, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

          SECTION 1.4    Application of Amounts.    Section 5.5 of the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

      "Without limiting the rights of the Administrative Agent, Agent Lessor or the Benefited Participants to exercise any rights or remedies under the Operative Documents at any time or the Administrative Agent to make or any Person to receive at any time any distribution provided for at Section 5.3 of the Participation Agreement and notwithstanding the actual date that Administrative Agent receives any proceeds from the sale of any Collateral, Pledged Collateral or Additional Pledged Collateral or of the timing of any distributions by Administrative Agent following an Event of Default pursuant to Section 5.3, the parties hereby agree and acknowledge that it is their intent that (i) the proceeds realized from the sale, collection or realization of the Pledged Collateral shall be deemed applied in the reduction of the Lease Balance and the applicable Participant Balances as provided at Section 5.3(g) and (ii) the Additional Pledged Collateral shall be deemed applied in the reduction of the Lease Balance and the applicable Participant Balances as provided at Section 5.3(h), prior to the reduction of the Lease Balance or any Participant Balance as a result of the application of any payments or amounts realized by Administrative Agent of the type described in Section 5.3(d) or Section 5.3(f)."

          SECTION 1.5    Limitation on Liens.    Section 8.2 of the Existing Participation Agreement is hereby amended by deleting in its entirety the paragraph thereof immediately following clause (k) thereof.

          SECTION 1.6    Limitation on Indebtedness.    Section 8.6 of the Existing Participation Agreement is hereby amended by redesignating clause (d) thereof (and the references thereto in the proviso following clause (d)) as clause (e), and adding the following as clause (d):

      "(d) Indebtedness with respect to the existing Receivables Financing entered into with Wachovia Bank, N.A., not to exceed $160,000,000."

          SECTION 1.7    Net Worth.    Section 8.17 of the Existing Participation Agreement is hereby amended by deleting the reference to "$1,638,000,000" and replacing it with "$1,550,000,000".

          SECTION 1.8    EBITDA to Interest Expense Ratio.    Section 8.19 of the Existing Participation Agreement is hereby amended by deleting the reference to "$(35,000,000)" thereof and replacing it with "$(100,000,000)".

          SECTION 1.9    Section 8.20(c) of the Existing Participation Agreement is hereby deleted in its entirety.

          SECTION 1.10    Section 8.22 of the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

      "SECTION 8.22 Additional Enhancer Collateral.

              (a)  Lessee shall, on or before April 30, 2002, Cash Collateralize the Obligations which are or may from time to time be due and owing to the Benefited Participants pursuant to and in accordance with the terms and conditions of the AEC Pledge Agreement and the AEC Custody Agreement. The Lessee agrees to maintain in the AEC Account with the AEC Custodian during the Term, pursuant to the AEC Custody

      Agreement and subject to the AEC Pledge Agreement, Additional Enhancer Collateral having an aggregate AEC Value at all times equal to or greater than the AEC Requirement. Without limiting the foregoing and subject to the terms and conditions of the AEC Custody Agreement and the AEC Pledge Agreement, so long as no Default or Event of Default has occurred and is continuing, (i) Lessee shall have the right from time to time at its sole expense to substitute for all or any of the Additional Enhancer Collateral then subject to a security interest in favor of Agent Lessor pursuant to the AEC Pledge Agreement and the AEC Custody Agreement, different types of Additional Enhancer Collateral or Additional Enhancer Collateral of the same type which has different dates, maturities, amounts, interest rates or other characteristics; provided, however, all such substitute Additional Enhancer Collateral shall be of the type described and otherwise comply with the requirements set forth in the definition of "Additional Enhancer Collateral"; and provided, further, that the Agent Lessor shall maintain a first priority security interest in the substitute Additional Enhancer Collateral as provided for below, and (ii) to the extent (and only to the extent) that the aggregate AEC Value of the Additional Enhancer Collateral subject to the AEC Pledge Agreement and the AEC Custody Agreement at any time is in excess of the AEC Requirement, Lessee shall have the right, as set forth in the AEC Custody Agreement, at its sole expense to instruct the AEC Custodian to deliver Additional Enhancer Collateral on either the Monthly Pledged Collateral Valuation Date or the Special Pledged Collateral Valuation Date having an aggregate AEC Value up to the amount of such excess to Lessee or its designee, whereupon the Additional Enhancer Collateral so delivered to Lessee or such designee will no longer be subject to the AEC Pledge Agreement and the AEC Custody Agreement. Agent Lessor shall at all times have a first priority security interest in the Additional Enhancer Collateral, including all such substituted Additional Enhancer Collateral, for the benefit of the Benefited Participants, free and clear of all other Liens. Neither of the Agents nor any Participant shall bear any liability for any losses on or in respect of any of the Additional Enhancer Collateral, except as the result of acts of gross negligence or willful misconduct on the part of such party. All income from or in respect of the Additional Enhancer Collateral shall be taxable to Lessee. Except as expressly provided herein, Lessee shall have no right to withdraw any of the Additional Enhancer Collateral from the AEC Account. Lessee may not direct either Agent or any Participant to apply any of the Additional Enhancer Collateral to any Obligation, including, without limitation, the obligation of Lessee to pay any amounts due under the Operative Documents, and without limiting Lessee's rights to distributions pursuant to clauses fourth and eighth of Section 5.3(d), clause fourth of Section 5.3(f) and clause sixth of Section 5.3(h), Lessee may not offset its obligation to pay any amounts due under the Operative Documents with any proceeds from the Additional Enhancer Collateral collected by or distributed to the Administrative Agent, Agent Lessor or any Participant. Lessee's obligations and the rights and interests of the Benefited Participants with respect to the Additional Enhancer Collateral and the AEC Pledge Agreement and AEC Custody Agreement are in addition to and shall not limit, in any manner, Lessee's obligations and the rights and interests of the Tranche A4 Participants with respect to the Pledge Agreement and the Custody Agreement.

              (b)    AEC Valuation.    Lessee shall deliver or cause to be delivered to Administrative Agent (x) on the date Lessee delivers the Additional Enhancer Collateral to the AEC Custodian pursuant to Section 8.22(a) (the "AEC Collateralization Date") and (y) by no later than the twenty-first (21st) day of each calendar month (or if such twenty-first (21st) day is not a Business Day, then the Business Day immediately succeeding such twenty-first (21st) day) following the AEC Collateralization Date (each such day, an "AEC

      Valuation Date") an AEC Valuation Notice (a copy of which AEC Valuation Notice Administrative Agent shall promptly provide to each Benefited Participant) setting forth the aggregate value, as of the first day of such month, of the Additional Enhancer Collateral then subject to the AEC Pledge Agreement and the AEC Custody Agreement. If the AEC Value on any AEC Valuation Date is less than the AEC Requirement, Lessee shall, before the close of business on the last Business Day of the then current month, deliver to the AEC Custodian for deposit in the AEC Account additional Additional Enhancer Collateral having an aggregate AEC Value not less than the amount of such deficiency (which additional Additional Enhancer Collateral shall be deemed to be part of the Additional Enhancer Collateral) and deliver written notification (either by facsimile or hand delivery) of such delivery to Administrative Agent on such last Business Day.

          SECTION 1.11    Section 8.23 of the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

      SECTION 8.23    Preference Period.    If Lessee shall have fully Cash Collateralized the Obligations in accordance with Section 8.22, and provided that (i) no insolvency or receivership proceedings or a petition under the United States bankruptcy laws was commenced by or against the Lessee on or before the Preference Expiration Date and (ii) no Trigger Event has occurred and is continuing, effective as of the Preference Expiration Date (A) the covenants set forth in Sections 4.1(vi), 4.1(vii), 8.1(i)(H), 8.2, 8.3, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.15, 8.18 and 8.19 shall be deemed deleted in their entirety, and (B) Sections 8.1(k), 8.1(m)(iii), 8.1(q), 8.4 and 8.17 of the Existing Participation Agreement shall be deemed amended as follows:

      (v) Section 8.1(k) of the Existing Participation Agreement shall be amended by (a) adding immediately after the reference to "Subject to Section 8.4, Lessee shall, and" the following language, "solely with respect to clauses (ii), (iii) and (iv) below" and (b) adding immediately after the end of clause (iii) thereof the following language, "(it being understood that a write-down of goodwill for accounting purposes shall not, in itself, constitute a breach of this covenant)";

      (w) Section 8.1(m)(iii) of the Existing Participation Agreement shall be amended by adding immediately after the end of clause (iii) thereof the following language, ", except where the failure to do so will not have, or be reasonably expected to have, a Material Adverse Effect";

      (x) Section 8.1(q) of the Existing Participation Agreement shall be amended by adding immediately after the end thereof the following language: "except where the failure to do so will not have, or be reasonably expected to have, a Material Adverse Effect";

      (y) Section 8.4 of the Existing Participation Agreement shall be amended and restated in its entirety as follows: "Lessee shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Lessee may merge with any Person; provided that (i) Lessee shall be the continuing or surviving corporation, (ii) both before and after giving effect to the consummation of such merger no Default or Event of Default shall have occurred and be continuing and (iii) if such merger had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof"; and

      (z) Section 8.17 of the Existing Participation Agreement shall be amended by deleting the reference to "$1,550,000,000" and replacing it with "$1,450,000,000 (the "Base Net Worth"); provided, however, that in the event Lessee incurs one or more non-cash nonrecurring charges relating directly to the write-down by Lessee of Lessee's deferred taxes (determined in accordance with GAAP), the Base Net Worth shall be reduced on a dollar-for-dollar basis by the actual amount of such write-down for such charges; provided, further that the aggregate maximum amount of such charges shall not exceed $450,000,000,".

          SECTION 1.12    Definitions.

            (a)  The definition of "ADC Event of Default" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended by (A) deleting the "or" at the end of clause (l) thereof, (B) replacing the period at the end of clause (m) thereof with ";", (C) adding to such definition immediately after clause (m) thereof the following new clauses (n) and (o) as follows: "(n) Lessee or any of its Subsidiaries and Affiliates shall be in default or breach of its covenants, agreements or obligations under the AEC Custody Agreement or AEC Pledge Agreement; or (o) Lessee shall be in breach or default under or shall fail to satisfy any of the covenants set forth in either Section 8.22 of the Participation Agreement or Section 3 of the Sixth Amendment," and (D) amending and restating clause (e) thereof in its entirety as follows:

        "(e) Lessee or any Subsidiary:

                (A)  fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due or under any Existing Synthetic Lease (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or

                (B)  fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, Contingent Obligation or Existing Synthetic Lease, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause (i) such Indebtedness to be declared to be due and payable prior to its stated maturity, (ii) such Contingent Obligation to become payable, (iii) such Existing Synthetic Lease to be due and payable, (iv) the leased property subject to any Existing Synthetic Lease to be required to be purchased by Lessee under any such Existing Synthetic Lease or (v) cash collateral in respect thereof to be demanded; provided, that, the pledge of cash collateral on or prior to April 26, 2002 with respect to any of the Existing Synthetic Leases shall not constitute an Event of Default hereunder; or"

            (b)  The definition of "Cash Collateralize" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

        "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Benefited Participants, as collateral for the Obligations which are or may from time to time be due and owing to the Benefited Participants, Additional Enhancer Collateral pursuant to Section 8.22 of the Participation Agreement in an amount at least equal to the AEC Requirement.

            (c)  The definition of "Debt" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended by adding immediately after the end of the sentence thereof the following reference: ", but excluding Indebtedness with respect to the issuance of debt convertible into equity securities of the Lessee, which, if issued prior to the Preference Expiration Date, will be unsecured and in an aggregate principal amount not exceeding $500 million".

            (d)  The definition of "Excluded Assets" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended and restated in its entirety as follows:

        "Excluded Assets" means those assets described in Schedule I attached to the Sixth Amendment.

            (e)  The definition of "Indebtedness" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended by adding immediately after the end of clause (f) thereof, the following: "; provided, that Indebtedness of any Person shall not include issuance of debt convertible into equity securities of the Lessee, which, if issued prior to the Preference Expiration Date, will be unsecured and in an aggregate principal amount not exceeding $500 million".

            (f)    The definition of "Operative Documents" appearing in Appendix 1 to the Existing Participation Agreement is hereby amended by (A) deleting the "and" at the end of clause (k) thereof, (B) replacing the period at the end of clause (l) therof with ";" and (C) adding to such definition immediately after clause (l) thereof the following new clauses (m) and (n): "(m) AEC Custody Agreement; and (n) AEC Pledge Agreement".

            (g)  Appendix I to the Existing Participation Agreement is hereby amended by adding thereto the following new term in proper alphabetical order:

        "Additional Enhancer Collateral" means either (i) cash or (ii) United States Treasury obligations maturing within ninety (90) days after the date of purchase thereof, and in an amount at least equal to the AEC Requirement.

        "Additional Pledged Collateral" is defined in Section 2 of the AEC Pledge Agreement.

        "AEC Account" means "Account" as defined in the AEC Custody Agreement.

        "AEC Collateralization Date" is defined in Section 8.22(b) of the Participation Agreement.

        "AEC Custodian" means Wachovia Bank, National Association, in its capacity as custodian under the AEC Custody Agreement and any successor thereto, or such other financial institution satisfactory to each Benefited Participant and, so long as no Default is continuing, reasonably satisfactory to Lessee, which may from time to time be acting in such capacity.

        "AEC Custody Agreement" means the letter agreement, substantially in the form of Exhibit A to the Sixth Amendment, to be entered into by and among Lessee, Agent Lessor and the AEC Custodian.

        "AEC Pledge Agreement" means the Pledge and Security Agreement, substantially in the form of Exhibit B to the Sixth Amendment, to be entered into by and between Lessee and Agent Lessor.

        "AEC Requirement" means $112,286,875.

        "AEC Valuation Notice" means a writing from the third-party out-sourcing pricing service engaged by the AEC Custodian to value the Additional Enhancer Collateral then on deposit in the AEC Account (which value shall be determined by obtaining real-time price quotes from various sources, including active market-makers and inter-dealer brokers), setting forth the determination of the aggregate value of the Additional Enhancer Collateral then on deposit in the AEC Account, or, in the event that the AEC Custodian does not so engage a third-party pricing service, "AEC Valuation Notice" shall mean such a writing from the AEC Custodian.

        "AEC Value" means the Market Value (as defined in the AEC Custody Agreement) of the Additional Enhancer Collateral.

        "Monthly Pledged Collateral Valuation Date" is defined in the AEC Custody Agreement.

        "Preference Expiration Date" means the date which is ninety-one (91) days after the date the required Additional Enhancer Collateral is delivered to AEC Custodian pursuant to Section 8.22 of the Participation Agreement and the security interest of the Benefited Participants therein is duly perfected (as such date would be determined for purposes of the preference provisions of the United States bankruptcy laws).

        "Sixth Amendment" means that certain Sixth Amendment to Participation Agreement dated as of April 18, 2002, by and among Lessee, Administrative Agent, Agent Lessor and the Participants.

        "Sixth Amendment Documents" means the Sixth Amendment, the AEC Pledge Agreement, the AEC Custody Agreement and all other legal documents or proceedings taken in connection with the execution and delivery of the Sixth Amendment

        "Special Pledged Collateral Valuation Date" is defined in the AEC Custody Agreement.

        "Trigger Event" means an (i) Event of Default arising solely from a breach or default under any of Sections 8.1(i)(H), 8.2, 8.3, 8.5, 8.6,

        8.8, 8.9, 8.10, 8.11, 8.15, 8.18 and 8.19 of the Participation Agreement (the "Preference Covenants") and for which Agent Lessor or Administrative Agent has commenced prior to the Preference Expiration Date exercise of any remedy under the Operative Documents to take possession of or to cause the sale, transfer, foreclosure or other disposition of the Collateral, Lease Collateral or Pledged Collateral or (ii) any Event of Default other than an Event of Default due to a breach of or default under the Preference Covenants.

            (h)  Appendix I to the Existing Participation Agreement is hereby amended by deleting therefrom the following terms: "Asset Collateral" and "Asset Collateralization Date".

        SECTION 2.    CONDITIONS PRECEDENT.    This Amendment shall become effective as of the date hereof upon the satisfaction of each of the following conditions precedent:

          (a)  The Agent Lessor shall have received this Amendment duly executed by each of the parties thereto.

          (b)  Legal matters incident to the execution and delivery of the Sixth Amendment shall be satisfactory to each of the Participants and the Agent Lessor and their respective counsel.

        SECTION 3.    COVENANTS.    The Lessee hereby covenants and agrees to, on or prior to April 30, 2002, satisfy each of the following covenants:

          (a)  Lessee shall deliver Additional Enhancer Collateral to the AEC Custodian pursuant to and in accordance with the requirements of Section 8.22 of the Existing Participation Agreement (as amended hereby) in an amount not less than the AEC Requirement.

          (b)  Lessee shall deliver to Agent Lessor (i) opinions of Dorsey & Whitney LLP, special counsel to Lessee, and an in-house counsel of Lessee, and (ii) an opinion of Dorsey & Whitney LLP, special counsel to Lessee, addressing perfection, lien and security interest matters in respect of the Additional Enhancer Collateral (which opinion may be included in the opinion of Dorsey & Whitney LLP described in clause (i)), each of which opinions shall be reasonably acceptable in form and substance to the Benefited Participants.

          (c)  UCC Financing Statements with respect to the Additional Enhancer Collateral shall be filed with the appropriate Governmental Authorities.

          (d)  Lessee shall obtain a consent to permit the pledge of the Additional Enhancer Collateral and the other transactions contemplated herein from (i) Wachovia Bank, N.A. and any other required parties under that certain Participation Agreement dated as of December 12, 2000, as amended among ADC Telecommunications, Inc., First Security Bank, National Association (now known as Wells Fargo Bank Northwest, N.A.), First Union Securities, Inc. and First Union National Bank (now known as Wachovia Bank, N.A.) (the "First Union Synthetic Lease") and (ii) Agent Lessor under the Participation Agreement dated as of September 15, 2000, among Lessee; Agent Lessor; the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, (as amended, the "Shakopee Lease").

          (e)  Lessee shall execute and deliver the AEC Custody Agreement and the AEC Pledge Agreement.

        SECTION 4.    REPRESENTATIONS AND WARRANTIES.

        Each of the parties hereto hereby represents and warrants that, as of the date hereof or, (i) solely with respect to the First Union Synthetic Lease and Shakopee Lease for purposes of clause (D) below, as of the date Lessee satisfies the covenant set forth in Section 3(d) of the Sixth Amendment and

(ii) solely with respect to the AEC Custody Agreement and the AEC Pledge Agreement, as of the AEC Collateralization Date, (A) the execution, delivery and performance of each Sixth Amendment Document to which it is a party has been duly authorized by such party, (B) the person executing each Sixth Amendment Document to which it is a party on its behalf has been duly authorized to act on its behalf, (C) each Sixth Amendment Document to which it is a party constitutes its legal, valid, binding and enforceable agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally and (D) its entry into each Sixth Amendment Document to which it is a party will not violate any law, rule or regulation or constitute a default under any material agreement by which it is bound or by which any of its assets are affected. In order to induce the Participants and the Agent Lessor to execute and deliver each Sixth Amendment Document to which it is a party, Lessee hereby represents to each of the Participants and the Agent Lessor that, as of the date hereof, (i) the representations and warranties set forth in Section 7.2 of the Existing Participation Agreement are and shall be and remain true and correct, (ii) Lessee is in full compliance with all of the terms and conditions of each Operative Document and Sixth Amendment Document to which it is a party, (iii) no Default or Event of Default has occurred and is continuing or shall result after giving effect to each Sixth Amendment Document and (iv) Lessee has not, and has not suffered or permitted any Subsidiary of Lessee to, use any portion of any Advance proceeds, directly or indirectly, (w) to purchase or carry Margin Stock, (x) to repay or otherwise refinance indebtedness of Lessee or others incurred to purchase or carry Margin Stock, (y) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (z) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

        SECTION 5.    MISCELLANEOUS.

          SECTION 5.1    Continuing Effectiveness, etc.    This Amendment shall be deemed to be an amendment to the Existing Participation Agreement, and the Existing Participation Agreement, as amended hereby, and each other Operative Document, shall remain in full force and effect and are hereby ratified, approved and confirmed in each and every respect. On and after the date hereof, all references to the "Participation Agreement" in the Operative Documents or in any other document, instrument, certificate, agreement, opinion or writing shall be deemed to refer to the Existing Participation Agreement, as the case may be, as amended hereby. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any provision of, or any right, power or remedy of any party hereto under, any Operative Document.

          SECTION 5.2    Severability.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 5.3    Headings.    The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

          SECTION 5.4    Execution in Counterparts.    This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

          SECTION 5.5    Governing Law.    THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW

  YORK GENERAL OBLIGATIONS LAW. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, written or oral, with respect thereto.

          SECTION 5.6    Successors and Assigns.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          SECTION 5.7    Fees and Expenses.    Lessee agrees to pay on demand all costs and expenses of or incurred by each of the other parties hereto in connection with the negotiation, preparation, execution and delivery of each Sixth Amendment Document and the agreements and covenants contemplated herein, including (i) any costs and expenses incurred in connection with the execution, delivery, filing and recording of any amendments to the Operative Documents, any of the Sixth Amendment Documents, other related documents, instruments, financing statements and acknowledgments and (ii) the reasonable fees and expenses of counsel for the Agent Lessor.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC., as Lessee
By:	/s/ GOKUL V. HEMMADY
Name:	Gokul V. Hemmady
Title:	Vice President and Treasurer
LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated in the Participation Agreement, but solely as Agent Lessor
By:	/s/ BLAKE LACHER
Name:	Blake Lacher
Title:
ABN AMRO BANK N.V., as Administrative Agent and as a Participant
By:	/s/ FRANCES LOGAN
Name:	Frances Logan
Title:
By:	/s/ CRAIG SHIREY
Name:	Craig Shirey
Title:
GENERAL ELECTRIC CAPITAL CORPORATION, as a Participant
By:	/s/ ROSALIA AGRESTI
Name:	Rosalia Agresti
Title:	Senior Vice President and Senior Risk Manager

SCHEDULE I—EXCLUDED ASSETS

1.
All cash and cash equivalents, as defined below:

          "Cash Equivalents" means, as at any date of determination:

          (a)  Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the Untied States of America, in each case maturing within one year from the date of acquisition thereof;

          (b)  Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof and existing certificates of deposit issued by Banco BBA Creditanstalt S.A.—Nassau Branch, a financial instituion organized under the laws of the Federative Republic of Brazil, acting through its Branch in Nassau, the Bahamas;

          (c)  Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof; and

          (d)  Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof

2.
The following securities:

(a)
360,000 shares of InterWAVE Communications International, Ltd. with an approximate value of $270,000 as of December 31, 2001

(b)
2,476,603 shares of Vyyo, Inc. with an approximate value of $3,600,000 as of December 31, 2001

(c)
4,502,000 shares of MIND C.T.I. Ltd. with an approximate value of $7,500,000 as of December 31, 2001

(d)
2,400,000 shares of ONI Systems Corp. with an approximate value of $15,000,000 as of December 31, 2001 (including the hedge associated therewith with an approximate value of $56,000,000 as of December 31, 2001)

(e)
1,023,804 shares of Redback Networks Inc. with an approximate value of $4,000,000 as of December 31, 2001.

3.
All accounts receivable originated by ADC Telecommunications Sales, Inc. and ADC DSL Systems, Inc. and transferred to (i) ADC Receivables Corp I pursuant to those certain Receivables Sale Agreements dated as of December 12, 2001, as amended, among ADC Telecommunications Sales, Inc./ADC DSL Systems, Inc., respectively, and ADC Telecommunications, Inc. and ADC Receivables Corp. I or (ii) any other Receivables Financing SPE as part of a Receivables Financing.

4.
All other tangible and intangible property owned by non-U.S. affiliates or located outside of the U.S.

5.
Thirty-five percent of the capital stock, partnership interests, beneficial interests in a trust or other equity ownership interests in each entity whose jurisdiction of organization is outside of the U.S. that is owned by an entity in the U.S.

6.
All shares of capital stock or other equity ownership interests in a Receivables Financing SPE, all promissory notes issued by a Receivables Financing SPE for the benefit of Lessee or one or more

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  of its subsidiaries, and all Demand Advances (as such term is defined in that certain Receivables Purchase Agreement dated as of December 12, 2001, as amended, among ADC Receivables Corp I, ADC Telecommunications, Inc., Blue Ridge Asset Funding Corporation and Wachovia Bank, N.A.) or other similar loans in payment of excess accounts receivables made by a Receivables Financing SPE to the Lessee.

7.
All assets subject to a purchase money security interest permitted by the Participation Agreement including Sections 8.2(i), 8.6 and 8.18 thereof.

8.
All assets subject to a capitalized lease permitted by the Participation Agreement including Sections 8.2(j), 8.6 and 8.18 thereof.

9.
To the extent not otherwise prohibited by the Participation Agreement including by Sections 8.2(i), 8.6 and 8.18 thereof (a) all assets that are the subject of any of the Existing Synthetic Leases, (b) all assets that may be acquired hereafter and that contemporaneous with such acquisition become subject to a Synthetic Lease, and (c) up to $25 million in assets presently owned, or that may be acquired in the future, that are substituted as collateral in that certain Existing Synthetic Lease with General Electric Capital Corporation evidenced in part by a Master Lease Agreement dated as of July 31, 2000, as amended, between ADC Telecommunications, Inc. and ADC 2000 Trust or a replacement lease or financing transaction, whether or not after such substitution or refinancing the transaction remains characterized as a Synthetic Lease or is characterized as a capital lease or a secured loan.

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SIXTH AMENDMENT TO PARTICIPATION AGREEMENT
SCHEDULE I—EXCLUDED ASSETS